Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 28, 2025 with respect to the consolidated financial statements of Establishment Labs Holdings Inc. (the “Company”) as of December 31, 2024 and for the year ended December 31, 2024 included in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Los Angeles, California
February 27, 2026